State of Delaware
Secretary of State
Division of Corporations
Delivered 06:38 PM 03/13/2020
FILED 06:38 PM 03/13/2020
SR 20202141081 - File Number 4902919

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PROPANC BIOPHARMA, INC.

PROPANC BIOPHARMA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on February 4, 2020, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the "**Certificate of Incorporation**"), declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by deleting Article 4 in its entirety and replacing it as follows:

"Article 4. A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated as "**Common Stock**" and "**Preferred Stock**," respectively. The Corporation has the authority to issue 1,000,000,000 total shares of Common Stock, $0.001 par value per share, and 1,500,005 total shares of Preferred Stock, $0.01 par value per share.

B. Preferred Stock. The Corporation's board of directors shall have the authority to authorize the issuance of 1,500,005 shares of Preferred Stock with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a Certificate of Designation as required by the General Corporation Law of the State of Delaware."

SECOND: That in lieu of a meeting and vote of the stockholders, the Corporation's stockholders holding a majority of the outstanding voting power of the Corporation's capital stock have given written consent approving this Certificate of Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 13th day of March, 2020.

PROPANC BIOPHARMA, INC.

By: ______________________
Name: James Nathanielsz
Title: Chief Executive Officer